The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated May 20, 2011.

PRELIMINARY PRICING SUPPLEMENT NO. 627 dated •, 2011	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 4, 2010	Registration Statement No. 333-164694
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Enhanced Growth Securities with Leveraged Upside due July 23, 2014 Linked to a Basket of International Indices

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.
Maturity Date:	July 23, 2014. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.
Interest:	We will not pay you interest during the term of the securities.
Underlying Basket:

The return on the securities is linked to the performance of an equally weighted basket (the Basket) consisting of four indices: the DAX® Index (the DAX), the CAC 40 Index (the CAC 40), the FTSE® 100 Index (the UKX) and the IBEX 35® Index (the IBEX 35) (each, a basket component).

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Basket based on the final Basket value relative to the initial Basket value (calculated as described in this pricing supplement).

If the final Basket value is greater than the initial Basket value, the payment at maturity per security will equal the issue price plus an enhanced upside payment based on 2.0 times the percentage increase of the value of the Basket times $1,000.00, not to exceed an amount of $400.00 per security, which will result in an expected maximum maturity payment amount per security of $1,400.00.

If the final Basket value is equal to the initial Basket value, the payment at maturity per security will equal the principal amount.

If the final Basket value is less than the initial Basket value, the payment at maturity per security will equal the principal amount of $1,000.00 per security times the return of the Basket as measured by the final Basket value divided by the initial Basket value. If the final Basket value is less than the initial Basket value, you will lose some or all of the principal amount of your securities.

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Trade Date:	May [•], 2011
Original Issue Date:	May [•], 2011
CUSIP Number:	[•]

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-19. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

(Continued on following page)

Wells Fargo Securities

The date of this preliminary pricing supplement is May [•], 2011

Investing in the securities involves risks. See “Risk Factors” beginning on page P-12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total

Maximum Public Offering Price	$1,000.00	[•]
Maximum Underwriting Discount and Commission(1)	$22.50	[•]
Maximum Proceeds to Eksportfinans ASA	$977.50	[•]

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $45.00 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $52.50 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this preliminary pricing supplement for further information regarding how we may hedge our obligations under the securities.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Leveraged Upside Linked to a Basket of International Indices due July 23, 2014 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the indices to which the performance of the securities is linked, the weighted basket composed of these indices, which we refer to as the Basket, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on July 23, 2014. The return on the securities will be linked to the performance of an equally weighted Basket of four indices. The securities will bear no interest and no other payments will be made until maturity.

     Each basket component will represent ¼ of the Basket. The basket components and their respective Bloomberg symbols are set forth below:

  the DAX® Index (DAX);

  the CAC 40 Index (CAC 40);

  the FTSE® 100 Index (UKX); and

  the IBEX 35® Index (IBEX 35).

     The weighting of each basket component is fixed and will not change during the term of the securities. Similarly, the basket components that compose the Basket will not change during the term of the securities, except as described under “Specific Terms of the Securities — Discontinuation of / Adjustments to a Basket Component” on page P-22.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-19.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Do the securities guarantee the return of your principal?

     No, the securities do not guarantee any return of principal at maturity. If the final Basket value is less than the initial Basket value, the amount you will receive at maturity will be less than the principal amount of the securities in proportion to the decline in the value of the Basket. Accordingly, if the final Basket value is less than the initial Basket value, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Basket calculated based on the final Basket value (as defined below) relative to the initial Basket value (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the enhanced upside payment.

  The Enhanced Upside Payment is equal to 2.0 times the Basket performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $400.00 per security, which will result in a maximum maturity payment amount per security of $1,400.00 (the maximum maturity payment amount).

  The Basket performance is equal to the percentage increase in the value of the Basket from the initial Basket value to the final Basket value, and can be expressed by the following formula:

(final Basket value – initial Basket value)

initial Basket value

  If the final Basket value is equal to the initial Basket value, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Basket value is less than the initial Basket value, the maturity payment amount per security will equal:

$1,000.00 × the relative return of the Basket

     If the final Basket value is less than the initial Basket value, you will lose the principal amount of the securities in proportion to the decrease in the value of the Basket from the initial Basket value to the final Basket value. If the final Basket value is zero, the maturity payment amount will be zero.

     The relative return of the Basket equals the final Basket value divided by the initial Basket value.

     The initial Basket value is $1,000.00, the closing value of the Basket on the trade date.

     The final Basket value will be determined by the calculation agent on the valuation date and will equal the product of (i) 1,000 and (ii) an amount equal to 1 plus the sum of (A) 25.00% of the component return of the DAX, (B) 25.00% of the component return of the CAC 40, (C) 25.00% of the component return of the UKX and (D) 25.00% of the component return of the IBEX 35.

     The component return in respect of each basket component will be calculated by the calculation on the valuation date as follows:

final component level – initial component level

initial component level

     The initial component level in respect of each basket component is the closing level of that basket component on the trade date, as follows:

	Initial Component	Basket
Basket Component	Level	Weight

DAX	•	25.00%
CAC 40	•	25.00%
UKX	•	25.00%
IBEX 35	•	25.00%
Total		100.00%

     The final component level in respect of each basket component is the closing level of that basket component on the valuation date, as determined by the calculation agent.

     The closing level of a basket component on any trading day will equal the official closing level of the respective basket component or any successor index (as defined under “Specific Terms of the Securities —Discontinuation of a Basket Component; Adjustments to a Basket Component” below) published by the relevant basket component sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of a basket component described under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

     A trading day means any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

     A disrupted day means any trading day on which a relevant exchange or related exchange fails to open for trading during its regular trading session or on which a market disruption event has occurred.

     A business day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City or Oslo.

     The valuation date is July 16, 2014. However, if that day occurs on a day that is a disrupted day with respect to a basket component, then the valuation date for such basket component will be postponed until the next succeeding trading day that is not a disrupted day for such basket component; provided that in no event will the valuation date with respect to a basket component be postponed by more than five trading days. If the valuation date with respect to a basket component is postponed to the last possible day but that day is a disrupted day, that date will nevertheless be the valuation date with respect to that basket component. If the valuation date with respect to a basket component is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

     You should understand that the opportunity to benefit from the possible increase in the value of one or more of the basket components through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities, which is 40.00% over the principal amount of the securities. However, if the final Basket value is less than the initial Basket value, the amount you will receive at maturity will be less than the principal amount of the securities and you will lose some or all of your principal.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

     Hypothetical initial Basket value: 1,000.00

     Maximum maturity payment amount: $1,400.00

Example 1—The hypothetical final Basket value is 70.00% of the hypothetical initial Basket value:

     Hypothetical final Basket value: 700.00

700.00
Maturity payment amount (per security) = $1,000.00 × (		) = $700.00
1,000.00

     Since the hypothetical final Basket value is less than the hypothetical initial Basket value, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Basket, and you would lose some of your principal based on the percentage decrease in the value of the Basket. As a result, your total cash payment at maturity would be $700.00 per security, representing a 30.00% loss of the principal amount of your securities.

Example 2—The hypothetical final Basket value is 90.00% of the hypothetical initial Basket value:

     Hypothetical final Basket value: 900.00

900.00
Maturity payment amount (per security) = $1,000.00 × (		) = $900.00
1,000.00

     Since the hypothetical final Basket value is less than the hypothetical initial Basket value, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Basket, and you would lose some of your principal based on the percentage decrease in the value of the Basket. As a result, your total cash payment at maturity would be $900.00 per security, representing a 10.00% loss of the principal amount of your securities.

Example 3—The hypothetical final Basket value is 110.00% of the hypothetical initial Basket value:

     Hypothetical final Basket value: 1,100.00

     Enhanced Upside Payment = 2.0 × Basket performance × $1,000.00

1,100.00 – 1,000.00
= 2.0 × (		) × $1,000.00 = $200.00
1,000.00

Maturity payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $200.00 = $1,200.00

     Since the hypothetical final Basket value is greater than the hypothetical initial Basket value, you would receive the principal amount of $1,000.00 plus 2.0 times the amount of the percentage change in the value of the Basket times $1,000.00, subject to the maximum maturity payment amount of $1,400.00. Since the maturity payment amount in this example is less than the hypothetical maximum maturity payment amount, your total cash payment at maturity would be $1,200.00 per security, representing a 20.00% return above the principal amount of your securities.

Example 4—The hypothetical final Basket value is 130.00% of the hypothetical initial Basket value:

     Hypothetical final Basket value: 1,300.00

     Enhanced Upside Payment = 2.0 × Basket performance × $1,000.00

1,300.00 – 1,000.00
= 2.0 × (		) × $1,000.00 = $600.00
1,000.00

     Maturity payment amount (per security) = $1,000.00 + Enhanced Upside Payment

= $1,000.00 + $600.00 = $1,600.00; > $1,400.00

     Since the hypothetical final Basket value is greater than the hypothetical initial Basket value, you would receive the principal amount of $1,000.00 plus 2.0 times the amount of the percentage change in the value of the Basket times $1,000.00, subject to the maximum maturity payment amount of $1,400.00. Although the calculation of the maturity payment amount without taking into account the maximum payment amount would generate a result of $1,600.00 per security, your maturity payment amount would be limited to $1,400.00 per security, representing a 40.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

     The following table illustrates, for the hypothetical initial Basket value and a range of hypothetical final Basket values:

  the hypothetical maturity payment amount per security;

  the hypothetical percentage change from the hypothetical initial Basket value to the hypothetical final Basket value; and

  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Basket value as determined by the calculation agent as described in this pricing supplement.

Hypothetical final Basket value	Hypothetical maturity payment amount per security(1)	Percentage change from the hypothetical initial Basket value to the hypothetical final Basket value	Hypothetical total rate of return on the securities

600.00	$600.00	-40.00%	-40.00%
625.00	$625.00	-37.50%	-37.50%
650.00	$650.00	-35.00%	-35.00%
675.00	$675.00	-32.50%	-32.50%
700.00	$700.00	-30.00%	-30.00%
725.00	$725.00	-27.50%	-27.50%
750.00	$750.00	-25.00%	-25.00%
775.00	$775.00	-22.50%	-22.50%
800.00	$800.00	-20.00%	-20.00%
825.00	$825.00	-17.50%	-17.50%
850.00	$850.00	-15.00%	-15.00%
875.00	$875.00	-12.50%	-12.50%
900.00	$900.00	-10.00%	-10.00%
925.00	$925.00	-7.50%	-7.50%
950.00	$950.00	-5.00%	-5.00%
975.00	$975.00	-2.50%	-2.50%
1,000.00	$1,000.00	0.00%	0.00%
1,025.00	$1,050.00	2.50%	5.00%
1,050.00	$1,100.00	5.00%	10.00%
1,075.00	$1,150.00	7.50%	15.00%
1,100.00	$1,200.00	10.00%	20.00%
1,125.00	$1,250.00	12.50%	25.00%
1,150.00	$1,300.00	15.00%	30.00%
1,175.00	$1,350.00	17.50%	35.00%
1,200.00	$1,400.00	20.00%	40.00%
1,225.00	$1,400.00	22.50%	40.00%
1,250.00	$1,400.00	25.00%	40.00%
1,275.00	$1,400.00	27.50%	40.00%
1,300.00	$1,400.00	30.00%	40.00%
1,325.00	$1,400.00	32.50%	40.00%
1,350.00	$1,400.00	35.00%	40.00%
1,375.00	$1,400.00	37.50%	40.00%
1,400.00	$1,400.00	40.00%	40.00%
1,425.00	$1,400.00	42.50%	40.00%
1,450.00	$1,400.00	45.00%	40.00%
1,475.00	$1,400.00	47.50%	40.00%
1,500.00	$1,400.00	50.00%	40.00%

(1)	The maximum maturity payment amount is $1,400.00.

     The following graph sets forth the return at maturity for a range of final Basket values. The maximum maturity payment amount is $1,400.00 per $1,000.00 security (40.00% over the principal amount).

Return Profile of Enhanced Growth Securities vs. the Basket

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the basket components who believe that the component returns of the basket components will increase over the term of the securities and who want to participate in 2.0 times the possible appreciation of the Basket (measured by the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value), subject to the maximum maturity payment amount, which is 40.00% over the principal amount of the securities, who understand that, if the final Basket value is less than the initial Basket value, they will lose money on their investment and they should be willing to risk up to 100.00% of their investment, and who are willing to hold their securities until maturity. The actual maximum maturity payment amount will be determined on the trade date.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek a guaranteed return of their principal on their investment and who are unwilling to make an investment exposed to any downside performance risk of the Basket. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the value of the Basket, dividend yields of the component common stocks underlying the basket components, the time remaining to maturity of the securities, interest rates, applicable currency exchange rates and the volatility of the basket components. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-14.

Who publishes the four basket components and what do the basket components measure?

1. DAX Index

     According to publicly available information, the DAX Index is calculated, published and disseminated by Deutsche Börse AG (the DAX Index Sponsor) and measures the composite price performance of selected German stocks. The DAX Index uses free-float shares in the index calculation. The DAX Index, as of the date of this pricing supplement, is composed of stocks representing the 30 largest and most actively traded German-based companies admitted on the FWB® Frankfurt Stock Exchange in the Prime Standard segment.

     The DAX Index is calculated, published and disseminated by Deutsche Börse AG without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the DAX Index. For a detailed discussion of the DAX Index, see “The Basket” beginning on page P-26.

2. CAC 40 Index

     According to publicly available information, the CAC 40 Index is an index compiled and published by NYSE Euronext (the CAC 40 Index Sponsor) and weighted by free-float adjusted market capitalization and turnover of shares that measures the performance of 40 equities listed on Euronext’s regulated markets in Paris. The CAC 40 Index is designed to reflect the general trends in the trading of shares listed on Euronext Paris.

     The CAC 40 Index is published by NYSE Euronext without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the CAC 40 Index. For a detailed discussion of the CAC 40 Index, see “The Basket” beginning on page P-26.

3. FTSE 100 Index

     According to publicly available information, the FTSE 100 Index is a capitalization-weighted index of the 100 most highly capitalized U.K.-domiciled blue chip companies traded on the London Stock Exchange. The FTSE 100 Index is calculated, published and disseminated by FTSE (the UKX Index Sponsor), a company owned equally by the London Stock Exchange Plc and The Financial Times Limited.

     The FTSE 100 Index is determined, calculated and maintained by the FTSE without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the FTSE 100 Index. For a detailed discussion of the FTSE 100 Index, see “The Basket” beginning on page P-26.

4. IBEX 35 Index

     According to publicly available information, the IBEX 35 index is published by Sociedad de Bolsas (the IBEX 35 Index Sponsor) and composed of the 35 securities listed on the Stock Exchange Interconnection System of the four Spanish Stock Exchanges, which were most liquid during the six-month interval prior to the date of the regular review of the index composition.

     The IBEX 35 Index is published by the Sociedad de Bolsas without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the IBEX 35 Index. For a detailed discussion of the IBEX 35 Index, see “The Basket” beginning on page P-26.

How has the Basket performed historically?

     The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. You can find a table with the hypothetical high, low and closing values of the Basket, during each calendar quarter from 2005 to the present in the section entitled “The Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past; however the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

     You can find a table with the high, low and closing levels of each basket component during each calendar quarter from calendar year 2005 to the present in the section entitled “The Basket” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the component funds as an indication of how the component funds or the Basket will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Basket. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal.

     We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-12.

RISK FACTORS

     An investment in the securities is subject to the risks described below, the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets” beginning on page S-6 of the accompanying prospectus supplement and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on form 20-F for the fiscal year ended December 31, 2010, which was filed with the Commission on March 31, 2011 and is incorporated by reference herein. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the basket components to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value. Because the value of the Basket is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Basket value is less than the initial Basket value, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Basket decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the common stocks underlying the basket components

     You should understand that the opportunity to participate in the possible appreciation in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 40.00% over the principal amount of the securities. Although any positive return on the securities is based on 2.0 times the Basket performance, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,400.00 per security. However, if the final Basket value is less than the initial Basket value, you will lose some or all of your principal.

Owning the securities is not the same as owning the common stocks underlying the basket components

     The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the basket components. First, because the maturity payment amount will be determined based on the performance of the Basket, which consists of four equally weighted component indices, the return on the securities will not directly take into account the value of any dividends that may be paid on such underlying common stocks. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on such underlying common stocks, nor will you have voting rights or any other rights that holders of such underlying common stocks may have. Even if the value of the Basket increases above the initial Basket value during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the value of the Basket to increase while the market value of the securities declines. In addition, investing in the securities is not equivalent to investment in a mutual fund or other pooled investment that invests in stocks underlying the component indices. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The maturity payment amount for the securities will not be adjusted for any change in currency exchange rates

     Although the common stocks included in the basket components are traded in currencies other than U.S. dollars and the securities are denominated in U.S. dollars, the maturity payment amount will not be adjusted for any change in the currency exchange rate between other currencies and the U.S. dollar. Changes in exchange rates, however, may reflect changes in the economy that in turn may affect the maturity payment amount for the securities. The maturity payment amount will be based solely on the percentage change in the value of the Basket from the initial Basket value to the final Basket value, which may be negative.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the value of the Basket. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the basket components may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the level of a particular basket component or an increase in the value of the Basket. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the final Basket value exceeds or does not exceed the initial Basket value. If you choose to sell your securities when the value of the Index exceeds the initial Basket value, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Basket will continue to fluctuate until the final Basket value is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in the market price per share) of the basket components and, in particular, market expectations regarding the volatility of the basket components;

  interest rates in the U.S. market and in the European markets;

  the dividend yields of the common stocks included in the basket components;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the basket components, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the component funds.

An investment in the securities is subject to risks associated with non-U.S. securities markets.

     The component stocks included in the DAX Index, the CAC 40 Index, the FTSE 100 Index and the IBEX 35 Index have been issued by foreign companies in Europe. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than there is about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The performance of the IBEX 35 is dependent on fluctuations in the Spanish economy

     Because stocks of companies included in the IBEX 35 are publicly traded in Spain, the IBEX 35's performance is influenced by the cyclical nature of financial activity in Spain, which is in turn impacted by both domestic and international economic and political events. There can be no assurance that any adverse changes that may affect the Spanish economy will not negatively affect the business prospects, financial position and results of operations of the companies included in the IBEX 35. The Spanish economy has been, and is expected to continue to be, affected by the slowdown in global growth, which has been especially severe in the most important markets for Spanish goods and services exports, such as the rest of the Euro area. Consequently, any further adverse changes affecting the Spanish economy, including those caused by persistent negative economic conditions or a weak recovery, could negatively affect the performance of companies included in the IBEX 35.

We have no affiliation with the basket component sponsors and are not responsible for their public disclosure of information

     We are not affiliated with the basket component sponsors in any way and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the basket components. If one or more basket component sponsors discontinues or suspends the calculation of one or more basket components, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate one or more successor indices selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the affected basket component exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-21 and “Specific Terms of the Securities — Discontinuation of / Adjustments to a Basket Component” on page P-22. The basket component sponsors are not involved in the offer of the securities in any way and have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of any basket component sponsor. None of the money you pay for your securities will go to any basket component sponsor. Since the basket component sponsors are not involved in the offering of the securities in any way, they have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The basket component sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the basket component sponsor and the basket components in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the basket components or the basket component sponsors contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the basket components and the basket component sponsors.

The Basket is not a recognized market index and may not accurately reflect European market performance

     The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. The Basket does not reflect the performance of the securities markets on which the common stocks underlying each basket component are traded.

Changes in the closing levels of the basket components may offset each other

     Movements in the closing levels of the basket components may not correlate with each other. At a time when the level of one or more of the basket components increases, the level of other basket components may not increase as much or may even decline. Therefore, in calculating the value of the Basket, increases in the levels for some of the basket components may be moderated, or be more than offset, by lesser increases or decreases in the levels for the other basket components.

     You cannot predict the future performance of any of the basket components or of the Basket as a whole, or whether an increase in the levels of one or more of the basket components will be offset by a decrease in the levels of any of the other basket components, based on their historical performance.

Historical levels of the basket components should not be taken as an indication of the future levels of the basket components during the term of the securities

     The trading prices of the common stocks underlying the basket components will determine the level of each basket component and thereby the Basket value at any given time. As a result, it is impossible to predict whether the value of the Basket will rise or fall. Trading prices of such underlying common stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of such underlying common stocks.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-53, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks underlying the basket components, futures or options on such underlying common stocks, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of such underlying common stocks or the value of the Basket, and may adjust these hedges by, among other things, purchasing or selling such underlying common stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to such underlying common stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of such underlying common stocks or the value of the Basket and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates expect to engage in trading activities related to the basket components, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the level of the basket components funds and, therefore, the value of the Basket, which could therefore affect the market value of the securities and the payment at maturity. Wells Fargo Securities, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the levels of the basket components. These trading activities may present a conflict between your interest in your securities and the interests Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the basket components, could be adverse to your interests as a holder of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks included in the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of such underlying common stocks. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of such underlying common stocks does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date and, therefore, determination of the final Basket value and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final Basket value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to a basket component. If a postponement occurs, the calculation agent will use the closing level of the affected basket component on the next succeeding trading day on which no market disruption event occurs or is continuing for purposes of calculating the final Basket value. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the closing level of any basket component after the valuation date. See “Specific Terms of the Securities —Market Disruption Event” beginning on page P-21.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-50.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars
Principal Amount:	$1,000.00
Aggregate Principal Amount:	$[•]
Agent:	Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.
Agent acting in the capacity as:	Principal
Trade Date:	May [•], 2011
Original Issue Date:	May [•], 2011
Maturity Date:	July 23, 2014. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.
Valuation Date:

July 16, 2014. However, if that day occurs on a day that is a disrupted day with respect to a basket component, then the valuation date for such basket component will be postponed until the next succeeding trading day that is not a disrupted day for such basket component; provided that in no event will the valuation date with respect to a basket component be postponed by more than five trading days. If the valuation date with respect to a basket component is postponed to the last possible day but that day is a disrupted day, that date will nevertheless be the valuation date with respect to that basket component. If the valuation date with respect to a basket component is postponed, then the maturity date of the securities will be postponed by an equal number of trading days.

The Underlying Basket:

The return on the securities is linked to the performance of an equally weighted basket (the Basket) consisting of the following four indices: the DAX® Index (the DAX), the CAC 40 Index (the CAC 40), the FTSE® 100 Index (the UKX) and the IBEX 35® Index (the IBEX 35) (each, a basket component).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Basket based on the final Basket value relative to the initial Basket value.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Basket value is greater than the initial Basket value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the Enhanced Upside Payment.

  If the final Basket value is equal to the initial Basket value, the maturity payment amount per security will equal the principal amount of $1,000.00.

  If the final Basket value is less than the initial Basket value, the maturity payment amount per security will equal:

$1,000.00 × the relative return of the Basket

If the final Basket value is less than the initial Basket value, you will lose some or all of your principal. If the final Basket value is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 40.00% over the principal amount of the securities. However, if the final Basket value is less than the initial Basket value, the amount you will receive at maturity will be less than the principal amount of the securities and you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York or Oslo, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York or Oslo, in the same amount and with the same effect as if paid on the original due date.

Enhanced Upside Payment:

2.0 times the Basket Performance times $1,000.00. However, in no event may the Enhanced Upside Payment exceed an amount of $400.00 per security, which will result in a maximum maturity payment amount per security of $1,400.00 (the maximum maturity payment amount).

Basket Performance:

The percentage increase in the value of the Basket from the initial Basket value to the final Basket value, expressed by the following formula:

(final Basket value – initial Basket value)
initial Basket value

Relative Return of the Basket:	The final Basket value divided by the initial Basket value.
Initial Basket Value:	$1,000.00, the closing value of the Basket on the trade date.
Final Basket Value:

The closing value of the Basket on the valuation date, as determined by the calculation agent, and will equal the product of (i) 1,000 and (ii) an amount equal to 1 plus the sum of (A) 25.00% of the component return of the DAX, (B) 25.00% of the component return of the CAC 40, (C) 25.00% of the component return of the UKX and (D) 25.00% of the component return of the IBEX 35.

Component Return:

The component return in respect of each basket component will be calculated by the calculation agent on the valuation date as follows:

(final component level – initial component level)
initial component level

Initial Component Level:	For each basket component, the initial component level is the closing level of that basket component on the trade date, as follows:
	Basket Component	Initial Component Level	Basket Weight
	DAX	•	25.00%
	CAC 40	•	25.00%
	UKX	•	25.00%
	IBEX 35	•	25.00%
	Total		100.00%

Final Component Level:	For each basket component, the final component level is the closing level of that basket component on the valuation date, as determined by the calculation agent.
Closing Level of a Basket Component:

The closing level of a basket component on any trading day will equal the official closing level of the respective basket component or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below) published by the relevant basket component sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of a basket component described under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

Market Disruption Event:

A market disruption event with respect to a basket component, as determined by the calculation agent in its sole discretion, means a disrupted day (as defined below) or the occurrence or existence of any of the following events:

  a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an early closure.

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in any basket component at any time, then the relevant percentage contribution of that security to the level of the affected basket component will be based on a comparison of (i) the portion of the level of the affected basket component attributable to that security and (ii) the overall level of the affected basket component, in each case immediately before the occurrence of such market disruption event.

A trading disruption means any suspension of or limitation imposed on trading by the exchange or related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20 percent or more of the level of the affected basket component or (ii) in options contracts or futures contracts relating to the affected basket component on any related exchange.

An exchange disruption means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20 percent or more of the level of the affected basket component or (ii) effect transactions in options contracts or futures contracts relating to the affected basket component on any relevant related exchange.

An early closure means the closure on any exchange business day of any exchange relating to securities that compose 20 percent or more of the level of the affected basket component or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such exchange business day.

An exchange means the primary organized exchange or quotation system for trading any securities included in the affected basket component and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the affected basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the securities underlying the affected basket component on such substitute exchange or quotation system as on the original exchange).

An exchange business day means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding any such exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange means each exchange or quotation system on which futures or options contracts relating to the affected basket component are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such affected basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such affected basket component on such temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of / Adjustments to a Basket Component:

If a basket component sponsor discontinues publication of a basket component and the basket component sponsor or another entity publishes a successor or substitute basket component that the calculation agent determines, in its sole discretion, to be comparable to the affected basket component (a successor index), then the calculation agent will substitute the successor index as calculated by that basket component sponsor or any other entity for the affected basket component and calculate the final basket component level as described above under “—Payment at Maturity”. If a basket component sponsor discontinues publication of a basket component and:

  the calculation agent does not select a successor index, or the successor index is no longer published on any of the relevant index trading days the calculation agent will compute a substitute level for the affected basket component in accordance with the procedures last used to calculate the level of the affected basket component before any discontinuation but using only those securities that composed the affected basket component prior to such discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the affected basket component as described below, the successor index will be used as a substitute for the affected basket component for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the basket component sponsor elects to begin republishing the affected basket component, unless the calculation agent in its sole discretion decides to use the republished basket component.

If a basket component sponsor discontinues publication of a basket component before the valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final basket component level, or

  a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were an index trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of a basket component would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of a basket component or the level of the successor index, changes in any material respect, or if a basket component or successor index is in any other way modified so that that basket component or successor index does not, in the opinion of the calculation agent, fairly represent the level of the affected basket component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing level of the affected basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the affected basket component or such successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the affected basket component or such successor index, as so adjusted. Accordingly, if the method of calculating a basket component or a successor index is modified and has a dilutive or concentrative effect on the level of such index e.g., due to a split, then the calculation agent will adjust such index in order to arrive at a level of such index as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding a basket component or any successor index or as to modifications, adjustments or calculations by the basket component sponsor or any successor index sponsor in order to arrive at the level of the basket component or any successor index.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City or Oslo.

Trading Day:	Any day, as determined by the calculation agent, on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.
Disrupted Day:	Any trading day on which a relevant exchange or related exchange fails to open for trading during its regular trading session or on which a market disruption event has occurred.
Tax Redemption:	No
Additional Amounts Payable:	No
Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof
Form of Securities:	Book-entry
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Events of default and acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, “we,” “us,” or “our” refers to Eksportfinans ASA.

THE BASKET

     The Basket consists of the following four equally weighted indices: the DAX® Index (the DAX), the CAC 40 Index (the CAC 40), the FTSE® 100 Index (the UKX) and the IBEX 35® Index (the IBEX 35).

The DAX Index

     We have obtained all information regarding the DAX Index (the DAX) contained in this pricing supplement, including without limitation its make-up, method of calculation and changes in its components, from publicly available information. To our knowledge, that information reflects the policies of, and is subject to change by, Deutsche Börse AG (DBAG). Deutsche Börse AG has no obligation to continue to publish, and may discontinue publication of, the DAX. We have not independently verified, and do not assume any responsibility for the accuracy or completeness of, such information.

     Additional information concerning the DAX may be obtained at the Deutsche Börse web site (www.deutsche-boerse.com). Information contained in the Deutsche Börse web site is not incorporated by reference in, and should not be considered part of, this pricing supplement.

     You can obtain the level of the DAX at any time from the Bloomberg Financial Markets page “DAX <Index> <GO>“ or from the Nikkei web site at http://deutscheboerse.com.

DAX Composition and Maintenance

     The DAX is a stock index calculated, published and disseminated by DBAG that measures the composite price performance of selected German stocks. The DAX uses free-float shares in the index calculation, which excludes shares held by 5% shareholders and certain other shares that may be limited in their liquidity. As of the date of this pricing supplement, the DAX is composed of stocks representing the 30 largest and most actively traded German-based companies admitted on the FWB® Frankfurt Stock Exchange (the FWB). The DAX has a base level of 1,000 as of December 30, 1987.

     To be included or to remain in the DAX, companies have to satisfy certain prerequisites. All classes of shares must:

  be listed in the Prime Standard segment of the FWB;

  be traded continuously on FWB’s electronic trading system, Xetra®; and

  have a free float of at least 10% of the outstanding shares.

     Moreover, the companies included in the DAX must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full, or the companies must have a major share of its stock exchange turnover on the FWB and their juristic headquarters in the European Union or in a European Free Trade Association state.

     If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33 percent of aggregate turnover for each of the last three months took place on the FWB including Xetra®.

     With the respective prerequisites being satisfied, component stocks are selected for the DAX according to the following criteria:

  Order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months);

  Free-float market capitalization as at a certain reporting date (last trading day of each month); and

  The market capitalization is determined using the average of the volume-weighted average price (VWAP) of the last 20 trading days prior to the last day of the month.

     Taking all these criteria into account, DBAG’s Working Committee for equity indices submits proposals to the management board of DBAG to leave the current index composition unchanged, or to effect changes, as applicable. The final decision as to whether or not to replace an index component stock is taken by the management board of DBAG. Such decisions are directly reflected by the respective rankings. Any replacements are publicly announced by DBAG on the evening of the decision and on www.deutsche-boerse.com.

     An index component stock may be deleted or added by DBAG, which performs regular modifications to the index composition based upon weighting, share capital and number of shares in a company’s free float, every three months.

DAX Calculation

     The DAX is weighted by market capitalization; however, only freely available and tradable shares (free-float) are taken into account. The DAX is a performance index where all income from dividend and bonus payments of component stocks is deemed to be reinvested in the index portfolio.

     The level of the DAX is based on share prices reported in the Xetra® system. The level of the DAX is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weighting of individual shares in the DAX is limited to 10% each quarter.

Historical Closing Levels of the DAX

     Since its inception, the DAX has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the DAX during any period shown below is not an indication that the closing level of the DAX is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the DAX do not give an indication of future performance of the DAX. We cannot make any assurance that the future performance of the DAX or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the DAX listed below from Bloomberg Financial Markets without independent verification. The actual level of the DAX at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the DAX and the level of the DAX at the end of each quarter from January 1, 2005 through March 31, 2011 and the period from April 1, 2011 to May 18, 2011. On May 18, 2011, the closing level of the DAX was 7,303.53. This historical data on the DAX is not indicative of the future levels of the DAX or what the market value of the securities may be. Any historical upward or downward trend in the level of the DAX during any period set forth below is not any indication that the level of the DAX is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the DAX

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

01/01/2005	03/31/2005	4,428.09	4,201.81	4,348.77
04/01/2005	06/30/2005	4,627.48	4,178.10	4,586.28
07/01/2005	09/30/2005	5,048.74	4,530.18	5,044.12
10/01/2005	12/31/2005	5,458.58	4,806.05	5,408.26

01/01/2006	03/31/2006	5,984.19	5,334.30	5,970.08
04/01/2006	06/30/2006	6,140.72	5,292.14	5,683.31
07/01/2006	09/30/2006	6,004.33	5,396.85	6,004.33
10/01/2006	12/31/2006	6,611.81	5,992.22	6,596.92

01/01/2007	03/31/2007	7,027.59	6,447.70	6,917.03
04/01/2007	06/30/2007	8,090.49	6,937.17	8,007.32
07/01/2007	09/30/2007	8,105.69	7,270.07	7,861.51
10/01/2007	12/31/2007	8,076.12	7,511.97	8,067.32

01/01/2008	03/31/2008	7,949.11	6,182.30	6,534.97
04/01/2008	06/30/2008	7,225.94	6,418.32	6,418.32
07/01/2008	09/30/2008	6,609.63	5,807.08	5,831.02
10/01/2008	12/31/2008	5,806.33	4,127.41	4,810.20

01/01/2009	03/31/2009	5,026.31	3,666.41	4,084.76
04/01/2009	06/30/2009	5,144.06	4,131.07	4,808.64
07/01/2009	09/30/2009	5,736.31	4,572.65	5,675.16
10/01/2009	12/31/2009	6,011.55	5,353.35	5,957.43

01/01/2010	03/31/2010	6,156.85	5,434.34	6,153.55
04/01/2010	06/30/2010	6,332.10	5,670.04	5,965.52
07/01/2010	09/30/2010	6,351.60	5,816.20	6,229.02
10/01/2010	12/31/2010	7,077.99	6,134.21	6,914.19

01/01/2011	03/31/2011	7,426.81	6,513.84	7,041.31
04/01/2011	05/18/2011	7,527.64	7,026.85	7,303.53

     The level of the DAX at any time does not reflect the payment of dividends on the component stocks included in the DAX. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

License Agreement with Deutsche Börse AG

     DAX® is a registered trademark of Deutsche Börse AG (Deutsche Börse). Wells Fargo Securities, LLC will enter into a non-exclusive license agreement with Deutsche Börse. The license agreement will grant Wells Fargo Securities, LLC and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the DAX Index in connection with certain securities, including the securities. We are or will be a sublicense under this agreement.

     The securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse. Deutsche Börse does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX® Index, its underlying Index Data and/or the DAX® Index Trademark nor regarding the DAX® Index value at a certain point in time or on a certain date nor in any other respect. The DAX® Index and its underlying Index Data are calculated and published by Deutsche Börse. Nevertheless, as far as admissible under statutory law, Deutsche Börse will not be liable vis-à-vis third parties for potential errors in the Index or its underlying Index Data. Moreover, there is no obligation for Deutsche Börse vis-à-vis third parties, including investors, to point out potential errors in the DAX® Index.

     Neither the publication of the DAX® Index by Deutsche Börse nor the granting of any right to use the DAX® Index, its underlying Index Data as well as the DAX® Index Trademark for the utilization in connection with the securities or other securities or financial products, which derive from the DAX ® Index, represents a recommendation by Deutsche Börse for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse with respect to the attractiveness on an investment in the securities.

     In its capacity as sole owner of all rights to the DAX® Index, its underlying Index Data and the DAX® Index Trademark Deutsche Börse has solely licensed to the issuer of the securities the utilization of the DAX® Index and the DAX® Index Trademark as well as any reference to the DAX® Index and the DAX® Index Trademark in connection with the securities.

The CAC 40 Index

     We have obtained all information regarding the CAC 40 Index (the CAC 40) contained in this pricing supplement, including without limitation its make-up, method of calculation and changes in its components, from publicly available information. To our knowledge, that information reflects the policies of, and is subject to change by, the NYSE Euronext (the Compiler). NYSE Euronext has no obligation to continue to publish, and may discontinue publication of, the CAC 40. We have not independently verified, and do not assume any responsibility for the accuracy or completeness of, such information.

     Additional information concerning the CAC 40 Index may be obtained at the NYSE Euronext web site (www.euronext.com). Information contained in the Euronext web site is not incorporated by reference in, and should not be considered part of, this pricing supplement.

     You can obtain the level of the CAC 40 Index at any time from the Bloomberg® service under the symbol “CAC,” or from the Euronext Paris web site at www.euronext.com.

CAC 40 Composition and Maintenance

     The CAC 40 is an index weighted by free-float market capitalization and turnover of shares that is designed to reflect the general trends in the trading of shares listed on Euronext Paris. It is made up of shares issued by 40 companies selected among the 100 largest and most traded stocks on Euronext Paris. The Conseil Scientifique (the Supervisor) acts as an independent Supervisor of the CAC 40 and is responsible for monitoring the selection of constituents for the CAC 40 and ensuring that the CAC 40 offers a reliable and representative view of the market.

     Index components are selected regardless of where the issuing company is registered. Eligibility for inclusion in the index depends on a group of criteria: free-float market capitalization, its turnover on Euronext Paris, and the presence of business assets and/or significant head-office activities in France. As only one listing – the most active one – is permitted per company, the listing representing the company’s ordinary shares is generally used.

     A quarterly adjustment scheme is applied for amendments to the numbers of shares. The number of shares to be used after the quarterly review for each constituent will be based on the number of shares listed on the market. The number of shares may be modified in between the quarterly updates.

CAC 40 Calculation

     The CAC 40 is calculated on a price return basis. The calculation is based on the current free-float market capitalization divided by the divisor. The divisor was determined on the initial market capitalization base of the index and the base level. The divisor is adapted as a result of corporate actions and composition changes. The base date for the CAC 40 is December 31, 1987 and the base market capitalization was FF 370,437,433,958 before the adoption of the euro as local currency in France. This number is now regarded as a constant when computing the index level.

     If no price has been established for a constituent’s share on the trading day concerned, either the last known price established during regular daytime trading in officially listed shares on Euronext Paris for traded stocks or the last adjusted price resulting from the adjustment of the closing price due to a corporate action will be used. For constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used instead.

     If prices are cancelled, the index will not be recalculated unless the Compiler decides otherwise. The level of the CAC 40 is in principle published every 15 seconds. The calculation of the level of the CAC 40 starts from 9:00 a.m. until Euronext Paris stops regular daytime trading in officially listed shares on the days when Euronext Paris is open for business.

     A weighting limit of 15% of the index’s free-float market capitalization is applied to CAC 40 constituents. If the weight of a given stock exceeds this limit it is scaled down by a coefficient called a “capping factor”.

     The capping factors are reviewed annually. Like the free-float factors, the capping factors are reviewed on the third Friday of September at the same time as the quarterly updates of the number of shares. The Supervisor may decide to review the capping factor at other quarterly reviews in response to a substantial change in the shareholding structure of the companies concerned, or if extraordinary corporate events significantly change the weighing in the index.

     If, for any reason, share prices are not available for all constituents after Euronext Paris has started regular daytime trading, a forerunner will be disseminated until the conditions for publishing an official opening are met. This forerunner is calculated on the basis of the available share prices traded. It then gives an indication of the first percentage change of the index.

     This forerunner is defined as the variation percentage between the total free-float market capitalization of stocks traded and the most recent closing market capitalization of the same stocks.

     The opening level is calculated using the opening prices of traded constituents or in the case of constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers). The opening index level reflects the opening prices of the index constituents.

     The opening index level is disseminated at the same time as the first index level, and it might not be equal to the first index level, which is disseminated as soon as the following conditions are met:

  The total weight of stocks traded, halted or suspended equal 100% of the total free-float market capitalization of the CAC 40; and

  The weight of stocks traded is greater than or equal to 65% of the total free-float market capitalization of the CAC 40.

     If after the market opens the CAC 40 Index remains in forerunner, during the entire trading session, the closing level of the CAC 40 will be calculated on the basis of the most recent traded prices, or the most recent reference price (possibly adjusted to account for corporate actions).

     During the session, the forerunner can be substituted for the CAC 40 Index on an exceptional basis in the event that 35% of the market capitalization of the CAC 40 Index may not be traded. The calculation and dissemination of the CAC 40 Index levels resumes five minutes after the weight of stocks traded is greater than or equal to 65% of the free-float market capitalization of the CAC 40 Index.

     The following information is disseminated after the market close:

  The reference closing level, which is calculated on the basis of all closing prices derived from the closing auction.

  The reference opening price, which is calculated on the basis of the opening shares prices.

     In both cases, for constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used instead.

     The Compiler of the CAC 40 retains the right to delay the publication of the opening level of the CAC 40. Furthermore, the Compiler retains the right to suspend the publication of the level of the CAC 40 if it believes that circumstances prevent the proper calculation of the CAC 40.

Historical Closing Levels of the CAC 40

     Since its inception, the CAC 40 has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the CAC 40 during any period shown below is not an indication that the closing level of the CAC 40 is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the CAC 40 do not give an indication of future performance of the CAC 40. We cannot make any assurance that the future performance of the CAC 40 or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the CAC 40 listed below from Bloomberg Financial Markets without independent verification. The actual level of the CAC 40 at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the CAC 40 and the level of the CAC 40 at the end of each quarter from January 1, 2005 through March 31, 2011 and the period from April 1, 2011 to May 18, 2011. On May 18, 2011, the closing level of the CAC 40 was 3,978.00. This historical data on the CAC 40 is not indicative of the future levels of the CAC 40 or what the market value of the securities may be. Any historical upward or downward trend in the level of the CAC 40 during any period set forth below is not any indication that the level of the CAC 40 is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the CAC 40

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

01/01/2005	03/31/2005	4,108.00	3,816.14	4,067.78
04/01/2005	06/30/2005	4,240.18	3,911.45	4,229.35
07/01/2005	09/30/2005	4,600.02	4,220.62	4,600.02
10/01/2005	12/31/2005	4,772.93	4,326.71	4,715.23

01/01/2006	03/31/2006	5,240.10	4,748.32	5,220.85
04/01/2006	06/30/2006	5,312.18	4,615.44	4,965.96
07/01/2006	09/30/2006	5,250.01	4,734.54	5,250.01
10/01/2006	12/31/2006	5,541.76	5,219.79	5,541.76

01/01/2007	03/31/2007	5,762.54	5,296.22	5,634.16
04/01/2007	06/30/2007	6,168.15	5,645.56	6,054.93
07/01/2007	09/30/2007	6,125.60	5,265.47	5,715.69
10/01/2007	12/31/2007	5,862.83	5,381.30	5,614.08

01/01/2008	03/31/2008	5,550.36	4,431.04	4,707.07
04/01/2008	06/30/2008	5,142.10	4,397.32	4,434.85
07/01/2008	09/30/2008	4,539.07	3,953.48	4,032.10
10/01/2008	12/31/2008	4,080.75	2,881.26	3,217.97

01/01/2009	03/31/2009	3,396.22	2,519.29	2,807.34
04/01/2009	06/30/2009	3,379.49	2,839.61	3,140.44
07/01/2009	09/30/2009	3,835.27	2,983.10	3,795.41
10/01/2009	12/31/2009	3,959.98	3,584.25	3,936.33

01/01/2010	03/31/2010	4,045.14	3,563.76	3,974.01
04/01/2010	06/30/2010	4,065.65	3,331.29	3,442.89
07/01/2010	09/30/2010	3,788.01	3,332.46	3,715.18
10/01/2010	12/31/2010	3,945.71	3,610.44	3,804.78

01/01/2011	03/31/2011	4,157.14	3,696.56	3,989.18
04/01/2011	05/18/2011	4,108.77	3,881.24	3,978.00

     The level of the CAC 40 at any time does not reflect the payment of dividends on the component stocks included in the CAC 40. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

License Agreement with Euronext Paris

     Wells Fargo Securities, LLC will enter into a non-exclusive license agreement with Euronext Paris, providing for the license to Wells Fargo Securities, LLC and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the CAC 40 Index in connection with certain products, including the securities. We are or will be a sub-licensee under this agreement.

     EURONEXT PARIS S.A. HOLDS ALL (INTELLECTUAL) PROPRIETARY RIGHTS WITH RESPECT TO THE CAC 40 INDEX. IN NO WAY DO EURONEXT PARIS S.A. AND ANY DIRECT OR INDIRECT AFFILIATES SPONSOR, ENDORSE OR HAVE ANY OTHER INVOLVEMENT IN THE ISSUE AND OFFERING OF THE PRODUCT. EURONEXT PARIS S.A. AND ANY DIRECT OR INDIRECT AFFILIATES DISCLAIM ANY LIABILITY TO ANY PARTY FOR ANY INACCURACY IN THE DATA ON WHICH THE INDEX IS BASED, FOR ANY MISTAKES, ERRORS, OR OMISSIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE CAC 40 INDEX, OR FOR THE MANNER IN WHICH IT IS APPLIED IN CONNECTION WITH THE ISSUE AND OFFERING OF THE NOTES. “CAC40®” AND “CAC®” ARE REGISTERED TRADEMARKS OF EURONEXT N.V. SUBSIDIARY: EURONEXT PARIS S.A.

The FTSE 100® Index

     We have obtained all information regarding the FTSE 100 Index (the UKX) contained in this pricing supplement, including without limitation its make-up, method of calculation and changes in its components, from publicly available information. To our knowledge, that information reflects the policies of, and is subject to change by, FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the UKX. We have not independently verified, and do not assume any responsibility for the accuracy or completeness of, such information.

     Additional information on the UKX is available on the FTSE website: http://www.ftse.com. Information contained in the FTSE web site is not incorporated by reference in, and should not be considered part of, this pricing supplement.

     The UKX is a capitalization-weighted index of the 100 most highly capitalized U.K.-domiciled blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. The UKX is calculated, published and disseminated by FTSE (FTSE), a company owned equally by the London Stock Exchange Plc (the Exchange) and The Financial Times Limited (FT).

UKX Composition and Maintenance

     The UKX is an index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the LSE) and the Financial Times, in association with the Institute and the Faculty of Actuaries. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the UKX began in February 1984.

     The UKX is calculated by (i) multiplying the per share price of each stock included in the UKX by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the FTSE Aggregate Market Value) as of the starting date of the UKX, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the UKX and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the UKX and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire UKX than will movements in share prices of companies with relatively smaller market capitalization.

     The 100 stocks included in the UKX (the FTSE Underlying Stocks) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

     The UKX is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the UKX if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the UKX. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

Calculation of the UKX

     The value of the UKX will be equal to (1) the sum of the products of (a) the price of each UKX component, (b) shares in issue for each such component and (c) a free float factor for each such component that allows amendments to each such component’s weighting to reflect the free float restrictions described below, divided by (2) a divisor which represents the total issued share capital of the UKX at the base date, which may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the UKX.

     Under this formula, the investable market capitalization, not the full market capitalization, of each UKX constituent is used to determine the value of the UKX. This reflects the “float-adjusted” aspect of the UKX because, whereas full market capitalization depends on shares in issue, investable market capitalization depends on free float. The following are excluded from free float: trade investments in a UKX constituent company by either another constituent or a non-constituent entity or company; significant long-term holdings by founders, directors and/or their families; employee share schemes (if restricted); government holdings; and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a UKX component is applied in bands, as follows:

  Free float greater than 15% but less than or equal to 20% = 20% generally eligible for inclusion

  Free float greater than 20% but less than or equal to 30% = 30% generally eligible for inclusion

  Free float greater than 30% but less than or equal to 40% = 40% generally eligible for inclusion

  Free float greater than 40% but less than or equal to 50% = 25% generally eligible for inclusion

  Free float greater than 50% but less than or equal to 75% = 75% generally eligible for inclusion

  Free float greater than 75% = 100% generally eligible for inclusion

     Following the application of an initial free float restriction, a UKX component’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%.

Historical Closing Levels of the UKX

     Since its inception, the UKX has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the UKX during any period shown below is not an indication that the closing level of the UKX is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the UKX do not give an indication of future performance of the UKX. We cannot make any assurance that the future performance of the UKX or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the UKX listed below from Bloomberg Financial Markets without independent verification. The actual level of the UKX at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the UKX and the level of the UKX at the end of each quarter from January 1, 2005 through March 31, 2011 and the period from April 1, 2011 to May 18, 2011. On May 18, 2011, the closing level of the UKX was 5,923.49. This historical data on the UKX is not indicative of the future levels of the UKX or what the market value of the securities may be. Any historical upward or downward trend in the level of the UKX during any period set forth below is not any indication that the level of the UKX is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the UKX

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

01/01/2005	03/31/2005	5,060.80	4,783.60	4,894.40
04/01/2005	06/30/2005	5,114.40	4,789.40	5,113.20
07/01/2005	09/30/2005	5,494.80	5,158.30	5,477.70
10/01/2005	12/31/2005	5,638.30	5,142.10	5,618.80

01/01/2006	03/31/2006	6,036.30	5,633.80	5,964.60
04/01/2006	06/30/2006	6,132.70	5,506.80	5,833.40
07/01/2006	09/30/2006	5,986.60	5,681.70	5,960.80
10/01/2006	12/31/2006	6,260.00	5,937.10	6,220.80

01/01/2007	03/31/2007	6,444.40	6,000.70	6,308.00
04/01/2007	06/30/2007	6,732.40	6,315.50	6,607.90
07/01/2007	09/30/2007	6,716.70	5,858.90	6,466.80
10/01/2007	12/31/2007	6,730.70	6,070.90	6,456.90
				,
01/01/2008	03/31/2008	6,479.40	5,414.40	5,702.10
04/01/2008	06/30/2008	6,376.50	5,518.20	5,625.90
07/01/2008	09/30/2008	5,636.60	4,818.77	4,902.45
10/01/2008	12/31/2008	4,980.25	3,780.96	4,434.17

01/01/2009	03/31/2009	4,638.92	3,512.09	3,926.14
04/01/2009	06/30/2009	4,506.19	3,925.52	4,249.21
07/01/2009	09/30/2009	5,172.89	4,127.17	5,133.90
10/01/2009	12/31/2009	5,437.61	4,988.70	5,412.88
			,
01/01/2010	03/31/2010	5,727.65	5,060.92	5,679.64
04/01/2010	06/30/2010	5,825.01	4,914.22	4,916.87
07/01/2010	09/30/2010	5,602.54	4,805.75	5,548.62
10/01/2010	12/31/2010	6,008.92	5,528.27	5,899.94
				,
01/01/2011	03/31/2011	6,091.33	5,598.23	5,908.76
04/01/2011	05/18/2011	6,082.88	5,861.00	5,923.49

     The level of the UKX at any time does not reflect the payment of dividends on the component stocks included in the UKX. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

License Agreement with FTSE

     Wells Fargo Securities, LLC has entered into a non-exclusive license agreement with FTSE International Limited, whereby it and its affiliates, in exchange for a fee, are permitted to use the FTSE® 100 Index in connection with the issuance of certain securities, including the securities. We are or will be a sub-licensee to this agreement. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the FTSE® 100 Index and trademarks relating to the FTSE® 100 Index to Wells Fargo Securities, LLC.

     FTSE is under no obligation to continue the calculation and dissemination of the FTSE® 100 Index. The securities are not in any way sponsored, endorsed, sold or promoted by FTSE, London Stock Exchange Plc (the Exchange) or Financial Times Ltd. (FT), and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, express or implied either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated by FTSE. However, neither FTSE, the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the index and neither FTSE, the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK®” are trademarks of the Exchange and the FT and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

     FTSE determines, composes and calculates the FTSE® 100 Index without regard to the securities. FTSE has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the FTSE® 100 Index. FTSE is not responsible for and has not participated in the determination of the terms, prices or amount of the securities and will not be responsible for or participate in any determination or calculation regarding the principal amount of the securities payable at the stated maturity date or upon redemption. FTSE has no obligation or liability in connection with the administration, marketing or trading of the securities.

     Neither we nor Wells Fargo Securities, LLC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the FTSE® 100 Index or any successor index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial underlier level, final underlier level, closing level of the FTSE® 100 Index or any amount payable upon maturity or redemption of the securities.

The IBEX 35® Index

     We have obtained all information regarding the IBEX 35 Index (the IBEX 35) contained in this pricing supplement, including without limitation its make-up, method of calculation and changes in its components, from publicly available information. To our knowledge, that information reflects the policies of, and is subject to change by, Sociedad de Bolsas. Sociedad de Bolsas has no obligation to continue to publish, and may discontinue publication of, the IBEX 35. We have not independently verified, and do not assume any responsibility for the accuracy or completeness of, such information.

     Additional information concerning the IBEX 35 may be obtained at the IBEX 35 website (www.ibex35.com). Information contained in the IBEX 35 website is not incorporated by reference in, and should not be considered part of, this pricing supplement.

     You can obtain the level of the IBEX 35 at any time from the Bloomberg service under the symbol “IBEX <Index> <Go>“ or from the IBEX 35 website at www.ibex35.com.

IBEX 35 Composition

     The IBEX 35 is composed of the 35 most liquid securities traded on the Spanish market regardless of which sector they belong to, used as a domestic and international benchmark and as the underlying index in the trading of derivatives. It is a price index that is weighted by capitalization and adjusted according to the free float of each company comprised in the index.

     The selection of a security to be included on the IBEX 35 does not necessarily depend on the size of the companies, although a minimum market capitalization is required to be eligible for the IBEX 35. Many large companies that are regularly traded on the stock exchange, with large daily trading volumes, belong to the IBEX 35, though not because of their size but owing to their liquidity.

     The Technical Advisory Committee (hereinafter the Committee) considers, for each security, the effective volume traded on the order-driven market or main trading market, provided that such effective volume fulfills certain quality guarantees regarding the trades. In this respect the Committee shall supervise and may deduct trades with the following characteristics, as the case may be, from the total effective volume traded during the control period:

  Those resulting from transactions involving a change in the stable shareholding structure of the Company.

  Trading volume involving a single market member, over very few trading days or during a period that the Manager of the index deems non-representative.

  A decline in the trading volume such that the Index Manager considers that the liquidity of the security is seriously affected.

  The characteristics and amount of the transactions on the market (mainly trading volumes arising from IPOs or placements of shares on the Stock Exchange, until the trading of the same becomes stabilized).

     Once the liquidity has been appraised and when securities have similar liquidity measures, the Committee shall take into account additional factors for selection purposes, such as:

  The statistics for the trading volume and characteristics of the trading, the quality of the buy-sell spreads, turnover and other liquidity measures such as volatility, depth of the order book, annualized liquidity index, volume in the order book vis-à-vis market capitalization, average buy-sell spread, weighted average buy-sell spread, etc.).

  The stability of the index, bearing in mind the use of the index as the underlying index for derivatives trading.

     The control period is the full six-month period before each ordinary meeting of the Committee. For a stock to be a candidate for inclusion on the IBEX 35 it must pass certain minimum tests. The first establishes that, in order for a stock to be eligible, the average capitalization of the said security on the index must be over 0.30% of the average total index capitalization during the control period (this entails the exclusion of small caps). Once this test is passed, the second test establishes that the security is to have been traded in at least one third of the trading days during the control period. If it does not pass this test, the security could still be chosen if it were one of the top 15 securities by market capitalization. According to the foregoing, it is not necessary for a security to have been traded during the full control period, provided that the said security passes the tests set out above.

IBEX 35 Calculation

     The formula used in the calculation of the IBEX 35 value is:

t	=	Moment when the Index is calculated.
c	=	Company included in the Index.

S	=	No. of computable shares for calculating the value of the Index.
P	=	Price of the shares of the Company included in the Index at moment (t).
Cap	=	Capitalization of the Company included in the Index, i.e. (S*P).
∑Cap	=	Aggregate Capitalization of all Companies included in the Index.
J	=	Amount used to adjust the value of the Index due to capital increases, etc.

     Coefficient J represents the capitalization adjustment required to assure Index continuity and is introduced in connection with certain financial transactions defined according to the Technical Regulations for the Composition and Calculation of the IBEX 35® Index.

     The function of the J component is to assure that the IBEX 35 value is not altered by such financial transactions. The value of the J adjustment component shall reflect the capitalization difference of the IBEX 35 before and after the adjustment.

     As a general reference, the price will be that at which the last transaction was completed on the Spanish Stock Exchange Interconnection System.

     Nonetheless:

  The closing price of the securities will be the price established in the Regulations for Trading on the Spanish Stock Exchange Interconnection System.

  Where a security is suspended from trading for whatever reason (takeover bid, etc.), the valid price to be taken for the calculation of the Index shall be the price at which the last transaction was made prior to the suspension of the security in question. Following the closing of the market, the closing price will be calculated in accordance with the above paragraph.

     In addition, the Manager may, in exceptional circumstances, propose to the Technical Advisory Committee a solution different from those indicated above, if is considered appropriate, bearing in mind the characteristics of each case.

Number of Shares

     In general, the number of each company’s shares taken for calculation of the Index value will depend on its free float. This number will vary whenever financial transactions take place involving the securities in the Index, which presumes compliance with the contents of the Technical Regulations. These adjustments to the index will be made on the basis of the number of shares the Manager objectively deems appropriate at the time. This number will always be made public and included in the Index announcements

     The free float shall be deemed complementary to block ownership capital. For purposes of calculating block ownership capital, and pursuant to the data which appear in the Registry of the CNMV, the following shall be taken into account:

  direct shareholdings greater than or equal to 3% of the share capital and direct shareholdings held by members of the Board of Directors independently from their amount.

     The Technical Advisory Committee shall take the preceding data into account even when the owner appearing in the Registry is a Nominee, unless the latter informs the CNMV in the appropriate manner that these shareholdings, taken individually, amount to less than 5% of capital.

     The Technical Advisory Committee shall also take into account:

  The relevant facts which have been officially notified to the CNMV before the end of the control period of every ordinary review, follow up review, or extraordinary review, as the case may be, and which affect the calculation of the free float on dates close to the application of the decisions of the Technical Advisory Committee.

  Any other circumstance in the composition of the shareholding registered at the CNMV, which has any influence over the efficient replication of the IBEX 35®, also taking into account, as the case may be, the indirect shareholdings declared.

     The number of each company’s shares taken for calculation of the Index value shall be adjusted by a free-float factor as shown in the following table:

Table showing the Free-Float Factor to be applied according to the Free Float Band

Free Float Band	Free-Float Factor
Less than or equal to 10%	10%
Greater than 10% but less than or equal to 20%	20%
Greater than 20% but less than or equal to 30%	40%
Greater than 30% but less than or equal to 40%	60%
Greater than 40% but less than or equal to 50%	80%
Greater than 50%	100%

     Changes to each company’s free float shall be updated as follows:

  at the ordinary reviews of the Technical Advisory Committee.

  at the follow-up meetings, only if the new Free Float corresponding to the stock has changed in at least two tranches above or below the current factor at the moment of the review, according to the aforementioned table.

     Without prejudice to the foregoing, and as a result of exceptional circumstances, in order to achieve an efficient replication of the IBEX 35, the Committee may, at any time, change the free-float factor of a stock, with prior notification being given as appropriate.

     Additionally, in order to obtain an efficient replication of the IBEX 35, the Committee may use a number less than the number of the issued shares to calculate the value of the index, bearing in mind criteria such as a significant dispersion of trading on more than one market, liquidity or any other deemed appropriate and this shall be published sufficiently in advance.

Historical Closing Levels of the IBEX 35

     Since its inception, the IBEX 35 has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the IBEX 35 during any period shown below is not an indication that the closing level of the IBEX 35 is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the IBEX 35 do not give an indication of future performance of the IBEX 35. We cannot make any assurance that the future performance of the IBEX 35 or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the IBEX 35 listed below from Bloomberg Financial Markets without independent verification. The actual level of the IBEX 35 at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the IBEX 35 and the level of the IBEX 35 at the end of each quarter from January 1, 2005 through March 31, 2011 and the period from April 1, 2011 to May 18, 2011. On May 18, 2011, the closing level of the IBEX 35 was 10,343.70. This historical data on the IBEX 35 is not indicative of the future levels of the IBEX 35 or what the market value of the securities may be. Any historical upward or downward trend in the level of the IBEX 35 during any period set forth below is not any indication that the level of the IBEX 35 is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the IBEX 35

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

01/01/2005	03/31/2005	9,634.30	8,945.70	9,258.80
04/01/2005	06/30/2005	9,783.20	8,985.00	9,783.20
07/01/2005	09/30/2005	10,813.90	9,644.40	10,813.90
10/01/2005	12/31/2005	10,919.20	10,328.60	10,733.90

01/01/2006	03/31/2006	11,954.40	10,665.60	11,854.30
04/01/2006	06/30/2006	12,083.30	10,797.50	11,548.10
07/01/2006	09/30/2006	12,950.00	11,161.00	12,934.70
10/01/2006	12/31/2006	14,387.60	12,860.50	14,146.50

01/01/2007	03/31/2007	14,915.80	13,602.40	14,641.70
04/01/2007	06/30/2007	15,501.50	14,374.60	14,892.00
07/01/2007	09/30/2007	15,207.30	13,696.90	14,576.50
10/01/2007	12/31/2007	15,945.70	14,603.00	15,182.30

01/01/2008	03/31/2008	15,002.50	12,254.60	13,269.00
04/01/2008	06/30/2008	14,247.60	12,046.20	12,046.20
07/01/2008	09/30/2008	12,047.70	10,631.60	10,987.50
10/01/2008	12/31/2008	11,418.50	7,905.40	9,195.80

01/01/2009	03/31/2009	9,724.00	6,817.40	7,815.00
04/01/2009	06/30/2009	9,845.70	7,961.00	9,787.80
07/01/2009	09/30/2009	11,891.20	9,344.90	11,756.10
10/01/2009	12/31/2009	12,035.10	11,242.40	11,940.00

01/01/2010	03/31/2010	12,222.50	10,103.30	10,871.30
04/01/2010	06/30/2010	11,523.50	8,669.80	9,263.40
07/01/2010	09/30/2010	10,871.40	9,178.20	10,514.50
10/01/2010	12/31/2010	10,924.80	9,267.20	9,859.10

01/01/2011	03/31/2011	11,113.00	9,437.80	10,576.50
04/01/2011	05/18/2011	10,913.20	10,306.40	10,343.70

     The level of the IBEX 35 at any time does not reflect the payment of dividends on the component stocks included in the IBEX 35. Because of this factor, the return on the securitiess will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

License Agreement with Sociedad de Bolsas

     Wells Fargo Securities, LLC will enter into a non-exclusive license agreement with Sociedad de Bolsas, providing for the license to Wells Fargo Securities, LLC and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the IBEX 35® Index in connection with certain products, including the securities. We are or will be a sub-licensee to that agreement.

     Sociedad de Bolsas does not warrant in any case for any reason whatsoever:

  The continuity of the composition of the IBEX 35® Index exactly as it is today or at any other time in the past.

  The continuity of the method for calculating the IBEX 35® Index exactly as it is calculated today or at any other time in the past.

  The continuity of the calculation, formula and publication of the IBEX 35® Index.

  The precision, integrity or freedom from errors or mistakes in the composition and calculation of the IBEX 35 ® Index.

  The suitability of the IBEX 35® Index for the anticipated purposes for the securities.

     Sociedad de Bolsas, owner of the IBEX 35® Index and registered holder of the corresponding trademarks associated with it, does not sponsor, promote, or in any way evaluate the advisability of investing in the securities and the authorization granted to the Licensee for the use of IBEX 35 ® trademark does not imply any approval in relation with the information offered by the Licensee or with the usefulness or interest in the investment in the securities.

Hypothetical Historical Closing Values of the Basket

     The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. The Basket does not reflect the performance of all major securities markets, and may not reflect actual global market performance. The hypothetical historical closing values of the Basket, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the closing values of the Basket during any period shown below is not an indication that the annual percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket. We cannot make any assurance that the future values of the Basket, the future levels of the basket components or the trading prices of the component stocks underlying the basket components will result in holders of the securities receiving a maturity payment amount greater than the principal amount of their securities on the maturity date. We do not make any representation to you as to the performance of the Basket or the basket components. We obtained the closing levels of the basket components used to calculate the hypothetical historical values of the Basket from Bloomberg Financial Services, without independent verification. The actual levels of the basket components and the Basket at or near the valuation date may bear little relation to the hypothetical historical values shown below.

     The following table sets forth our hypothetical calculation of the closing high and low values of the Basket as though it had been in existence since January 1, 2005 with an initial dollar value of $1,000.00, as well as the value of the Basket at the end of each quarter from January 1, 2005 through March 31, 2011 and the period from April 1, 2011 through May 18, 2011. On May 18, 2011, the closing value of the Basket was 1,281.63. Hypothetical past movements of the Basket are not indicative of future values.

Quarterly High, Low and Closing Values of the Basket

Quarter-Start Date	Quarter-End Date	High Closing Value of the Basket	Low Closing Value of the Basket	Quarter-End Closing Value of the Basket

01/01/2005	03/31/2005	1,052.73	9,91.58	1,030.64
04/01/2005	06/30/2005	1,083.78	9,97.45	1,080.96
07/01/2005	09/30/2005	1,180.21	1,075.61	1,179.41
10/01/2005	12/31/2005	1,222.42	1,119.50	1,213.46

01/01/2006	03/31/2006	1,334.86	1,210.18	1,328.34
04/01/2006	06/30/2006	1,285.06	1,196.85	1,279.58
07/01/2006	09/30/2006	1,361.81	1,229.08	1,361.81
10/01/2006	12/31/2006	1,470.76	1,355.85	1,462.57

01/01/2007	03/31/2007	1,532.95	1,411.33	1,505.58
04/01/2007	06/30/2007	1,646.23	1,505.58	1,619.62
07/01/2007	09/30/2007	1,640.69	1,460.65	1,572.84
10/01/2007	12/31/2007	1,640.17	1,531.95	1,594.45

01/01/2008	03/31/2008	1,594.45	1,282.64	1,353.23
04/01/2008	06/30/2008	1,484.24	1,284.91	1,290.94
07/01/2008	09/30/2008	1,304.64	1,149.46	1,163.38
10/01/2008	12/31/2008	1,180.47	846.83	976.51

01/01/2009	03/31/2009	1,026.04	753.33	842.64
04/01/2009	06/30/2009	1,022.32	853.02	978.04
07/01/2009	09/30/2009	1,182.82	935.57	1,171.92
10/01/2009	12/31/2009	1,225.90	1,120.04	1,217.27

01/01/2010	03/31/2010	1,241.54	1,093.33	1,215.69
04/01/2010	06/30/2010	1,255.29	1,055.46	1,086.02
07/01/2010	09/30/2010	1,204.27	1,064.81	1,186.56
10/01/2010	12/31/2010	1,262.69	1,171.30	1,232.87

01/01/2011	03/31/2011	1,328.82	1,193.03	1,272.61
04/01/2011	05/18/2011	1,325.65	1,256.31	1,281.63

     Although the Basket is not a recognized market index, the following graph depicts the hypothetical historical performance of the Basket as it would have occurred from January 1, 2005 to May 18, 2011 as though the equally weighted Basket had been in existence since January 1, 2005 with an initial dollar value of $1,000.00. Any hypothetical historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time during the term of the securities. The hypothetical historical values of the Basket do not give any indication of the future performance of the Basket and we cannot make any assurance regarding the future performance of the Basket.

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid derivative contracts linked to the value of the Basket and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Basket. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

     Sale, Exchange, Redemption or Settlement of the Securities. Upon a sale, exchange or redemption of the securities, or upon settlement of the securities at maturity, you should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and your tax basis in the securities sold, exchanged, redeemed or settled. Your tax basis in the securities should equal the amount paid by you to acquire the securities. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a security should be long-term capital gain or loss if you have held the security for more than one year at such time.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.

     In addition, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold.

     Finally, beginning in 2012, all payments of the proceeds of a sale, exchange or other disposition of the securities will generally be subject to information reporting and backup withholding, unless an exemption applies. Further, corporations will no longer be automatically exempt from information reporting and backup withholding.

     U.S. holders are urged to consult their tax advisors regarding the application of any of the above legislation to their ownership of the securities.

     Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special constructive ownership rules of Section 1260 might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities”, and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2011 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wells Fargo Securities, LLC	$[•]
Total	$[•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $22.50 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of FINRA, for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     If the securities were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $45.00 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $52.50 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.